FOR IMMEDIATE RELEASE

Patriot Capital Funding Reports 2006 First Quarter Results

- Declares $0.29 Dividend for 2006 Second Quarter -

WESTPORT, CT – May 12, 2006 — Patriot Capital Funding, Inc. (Nasdaq: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the 2006 first quarter ended March 31, 2006.

“The first quarter of 2006 was a very productive one for our organization,” stated Patriot Capital Funding President and CEO Richard Buckanavage. “We closed four transactions during the period, adding over $55 million in commitments to our investment portfolio. Our growing portfolio now contains 19 investments.”

During the quarter, we also received in excess of $13 million in proceeds as a result of the early repayment of a term loan. Our 15.5% weighted average yield on outstanding debt investments during the 2006 first quarter reflects the positive impact of the realization of unamortized fees associated with the payoff of the aforementioned portfolio company’s entire outstanding debt.

In the three-month period, Patriot Capital Funding closed a $9.15 million “one stop” financing, which included a small equity co-investment, a $13.5 million commitment comprised of senior secured term debt, a $13 million commitment made up of a $7.5 million junior secured term loan and $5.5 million in subordinated debt, and a $19.7 one-stop financing, which included a revolver, four term loans and a small equity co-investment. Additionally, we received $13.2 million in proceeds as a result of the full repayment by the Allied Defense Group, Inc. (“Allied”) of their senior secured term loan during the first quarter.

Subsequent to the first quarter, we reached an agreement to sell our entire investment in Interstate Highway Sign Corporation (“Interstate”) for $3.66 million to an investment fund. The agreement is subject to negotiation of definitive documentation as well as completion of certain administrative tasks necessary to consummate the transfer, and accordingly, it may not result in a completed transaction. The consideration that will be received if this transaction is consummated compares favorably with the approximate $2.5 million fair value of such investment as of March 31, 2006. Pursuant to the transaction, we negotiated the receipt of partial participation in any principal recovery or future consideration received with respect to the subordinated debt component of such investment. The end result is a healthier balance sheet for Patriot Capital Funding, and we can now re-deploy resources otherwise focused on the Interstate investment, including management time, to other more profitable activities.

2006 First Quarter Summary

•	Net investment income of $3.7 million, or $0.31 per basic and diluted share

•	Net income of $2.9 million, or $0.24 per basic and diluted share

•	Total investment income of $6.2 million

•	Net unrealized depreciation on investments of $0.8 million

•	Gross investment commitments of $55.4 million

•	Net asset value per share of common stock at March 31, 2006 was $10.44

•	Weighted average yield on all of our debt investments was 15.5%

•	Weighted average yield on all of our debt investments was 13.7%, excluding the impact of the unamortized fees realized in connection with the Allied loan repayment

Portfolio and Portfolio Quality

During the 2006 first quarter, the following investment commitments were originated:

•	$9.15 million “one stop” financing in support of the acquisition of Sidump’r Trailer Company by Gemini Investors and Timepiece Capital. Patriot Capital Funding’s investment consisted of a $0.75 million revolving credit line, $8.25 million in term loans, $75,000 in subordinated debt and a $75,000 equity investment. Sidump’r is a leading manufacturer of proprietary, patented bi-directional side dump trailers, primarily for the road construction, quarry and general construction industries,

•	$13.5 million financing, comprised of three senior secured term loans, in support of the refinancing of Innovative Concepts in Entertainment, Inc. by MidMark Capital, Summer Street Capital Partners and Management. ICE is a leading manufacturer, marketer and distributor of coin-operated games,

•	$13.0 million financing in support of the acquisition of Impact Products, LLC by Hampshire Equity Partners and company management. Patriot Capital Funding’s investment consisted of a $7.5 million junior secured term loan and $5.5 million of subordinated debt. Impact is a leading supplier of branded and private-label non-chemical commercial cleaning, maintenance and related products, and

•	$19.7 million “one-stop” financing in support of the acquisition of EXL Acquisition Corp. (“EXL”) by Florida Capital Partners. Patriot Capital Funding’s investment was comprised of a revolver, four term loans and an equity co-investment. EXL is a leading manufacturer and marketer of consumable environmental lab testing equipment and supplies.

Also during Q1 2006, the Company received a full repayment of its senior secured term loan to Allied, earning an internal rate of return in excess of 20%, excluding warrants. Patriot Capital Funding continues to hold warrants to purchase 28,000 common shares of Allied.

For the quarter ended March 31, 2006 and the year ended December 31, 2005, the weighted average yield on all of our outstanding debt investments was approximately 15.5% and 13.5%, respectively.

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At March 31, 2006, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $20.8 million (11.9% of the total portfolio);
Investment Rating 2 investments totaled $129.1 million (73.5% of the total portfolio);
Investment Rating 3 investments totaled $24.3 million (13.9% of the total portfolio);
Investment Rating 4 – no investments were rated 4
Investment Rating 5 investments totaled $1.3 million (0.7% of the total portfolio).

At March 31, 2006, loans and debt securities at fair value not accruing interest totaled $1.3 million, which related solely to our subordinated debt investment in Interstate. All cash interest and principal due on this investment was paid on a timely basis as of March 31, 2006. However, on April 27, 2006, we received notice that the senior lender to Interstate exercised its right to block payment of interest on our subordinated debt investment.

Liquidity and Capital Resources

At March 31, 2006, we had cash and cash equivalents of $4.2 million, total assets of $183.9 million and net assets of $126.7 million. Our net asset value per common share was $10.44 at March 31, 2006, compared to $10.48 at December 31, 2005. We had $52.4 million of borrowings outstanding at March 31, 2006 under our $140.0 million securitization revolving credit facility.

Dividend Information

On May 9, 2006, our board of directors declared a cash dividend of $0.29 per share for the second quarter of 2006. The dividend is payable as follows:

Record date: June 2, 2006
Payment date: July 17, 2006

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2006 First Quarter Conference Call/Webcast Information

Conference Call: Today – Friday, May 12, 2006 at 10:00 a.m. ET
Dial-in Number: 800/732-9461
Call Replay Until: May 15, 2006 at 12:00 p.m. ET
Replay Number: 800/633-8284
Replay Access Code: 21291433

Webcast: www.patcapfunding.com

Web Replay: 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues generally ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally less than $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Investments at fair value:
Investments in debt securities (cost of $179,983,176 - 2006, $144,154,600 - 2005)	$175,474,230	$140,395,654
Investments in equity securities
(cost of $1,403,883 - 2006, $1,077,550 - 2005)	1,267,300	995,300
Unearned income	(3,099,617)	(3,439,295)

Total investments	173,641,913	137,951,659
Cash and cash equivalents	4,206,230	2,371,841
Restricted cash	3,250,550	7,806,328
Interest receivable	1,209,318	867,475
Other assets	1,566,500	1,658,690

TOTAL ASSETS	$183,874,511	$150,655,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$52,400,000	$21,650,000
Interest payable	385,018	60,334
Dividends payable	3,519,630	—
Accounts payable, accrued expenses and other	885,118	1,793,294

TOTAL LIABILITIES	57,189,766	23,503,628

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 49,000,000 shares authorized;
12,136,655 shares issued and outstanding at March 31, 2006 and December 31, 2005	121,367	121,367
Paid-in capital	136,365,164	136,267,552
Accumulated net investment loss, as adjusted*	(1,722,157)	(1,912,061)
Distributions in excess of net investment income, as adjusted*	(3,483,297)	(3,483,297)
Accumulated other comprehensive income	49,197	—
Net unrealized depreciation on investments	(4,645,529)	(3,841,196)

TOTAL STOCKHOLDERS’ EQUITY	126,684,745	127,152,365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,874,511	$150,655,993

NET ASSET VALUE PER COMMON SHARE	$10.44	$10.48

* Reclassified to conform to the current presentation

Patriot Capital Funding, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2006	2005
INVESTMENT INCOME
Interest and dividend income	$5,439,771	$2,307,237
Fees	70,068	31,000
Other investment income	713,449	—

Total Investment Income	6,223,288	2,338,237

EXPENSES
Compensation expense	868,747	428,350
Consulting fees	—	250,000
Interest	969,131	1,052,340
Professional fees	200,069	69,313
General and administrative	475,807	267,466

Total Expenses	2,513,754	2,067,469

Net Investment Income	3,709,534	270,768
Net unrealized appreciation (depreciation) on investments	(804,333)	850,461

NET INCOME	$2,905,201	$1,121,229

Earnings per share, basic and diluted	$0.24	$0.29

Weighted average shares outstanding, basic and diluted	12,136,655	3,847,902

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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